Exhibit 99.1

SenesTech Announces Record Fourth Quarter and Full Year 2024 Financial Results with 70% Quarterly Revenue Growth; Gross Profit Margins of 61%; Reduction in Operating Expenses; and Dramatic Improvement in Adjusted EBITDA

Company announces new operating optimization initiatives to reduce expenses by approximately $2 million to accelerate path to profitability

PHOENIX, Ariz., March 12, 2025. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), a pioneer in fertility control solutions for managing rodent populations, today announced fourth quarter and full year 2024 financial results.

Q4 2024 Highlights

•Revenue increased 70% to $501,000 in Q4 2024 compared to $295,000 in Q4 2023, led by growth in e-commerce which increased 206%.

•Gross profit margin percentage improved to 60.9% in Q4 2024 compared to 43.7% in Q4 2023.

•Operating expenses decreased 16% during Q4 2024 compared to Q4 2023.

•Net loss for Q4 2024 was $1.3 million compared to $1.7 million in Q4 2023.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q4 2024 was $1.1 million compared to $1.6 million in Q4 2023.

•Our cash on hand was $1.3 million as of December 31, 2024. During the first quarter of 2025, we have raised over $1 million from our ATM facility and approximately $1 million from warrant exercises.

Updates on Key Growth Initiatives

•Launch of Evolve™ Rat: The Evolve Rat product, formulated especially for the proactive control of rodent fertility and launched during the past year, has quickly become the Company’s biggest-selling product line, contributing approximately 52% of Q4 2024 revenue.

•Launch of Evolve™ Mouse: The Evolve Mouse product, a fertility solution to proactively control mouse infestations utilizing the same revolutionary breakthrough technology as Evolve Rat, was launched in May 2024 and quickly contributed 24% of Q4 2024 revenue.

•Expansion with key online retailers: During the past year, the Company successfully launched Evolve Rat and Evolve Mouse through numerous online retailers, including Amazon.com, Walmart.com, TractorSupply.com and diypestcontrol.com.

•Municipal programs: New York City Council has approved a bill to implement a rat contraception pilot program. The Company received an order in December 2024 for Evolve Rat that will be shipped to

Exhibit 99.1
New York for the contraception pilot program in April 2025. Municipal programs have already begun in Baltimore, and in the Chicago and Boston areas.

•International opportunities: The Company has signed agreements for distribution of Evolve in 10 separate countries and territories. To date, approval and product shipment has occurred for Hong Kong, United Arab Emirates, The Netherlands and The Maldives. The Company’s distributors in Australia, New Zealand and India are in the final stages.

•Brick and mortar retail chain adoption: During 2024, the Company launched Evolve in its first key national home improvement retailer. The Company is working with manufacturer representative agencies, targeting retail, coop, and big box chains to inventory Evolve in their stores.

•Market expansion: The Company has continued to expand into new market opportunities, including the warehousing and distribution sector.

•Enhanced packaging options: The Company has launched new convenient 1.5 pound, 3 pound, and 6 pound pouches, which use 87% less plastic than traditional pails and provide for enhanced gross margins. Additionally, the Company has launched the new Lure bait dispenser to hang in trees, hang along fences, or anchor in gardens.

Operating Optimization Initiatives

SenesTech today is announcing additional operating optimization initiatives designed to enhance efficiencies, streamline costs, and accelerate progress toward cash flow breakeven. These new optimization efforts are expected to further reduce expenses by $2 million on an annualized basis, which when coupled with higher gross margins, are anticipated to reduce the revenue threshold for cash flow breakeven to approximately $7 million annually, compared to $12 million as previously calculated.

Management Discussion

“We concluded a truly transformational year for SenesTech with strong financial results across the board, including quarterly revenues which were up 70% and quarterly gross profit margins of 61%. When coupled with improvement in our operational efficiencies through cost reductions, resulted in our smallest quarterly Adjusted EBITDA loss in Company history as we advance our progress towards profitability,” commented Joel Fruendt, CEO of SenesTech.

“We are committed to executing a focused strategy that positions SenesTech for sustainable long-term success. By concentrating on our most impactful growth areas, improving cost efficiency, and streamlining operations, we are taking decisive steps to accelerate our path to profitability. We have a first-mover advantage with a disruptive approach to the multi-billion-dollar rodent control market, which positions us well to transform the rodent control market for years to come,” Fruendt concluded.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Exhibit 99.1
Conference Call Details

Date and Time: Wednesday, March 12, 2025, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://app.webinar.net/qg7b31JV84E or http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 7759112. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

SenesTech is committed to creating healthier environments by humanely managing animal pest populations through fertility control. The Company’s groundbreaking products, including Evolve rodent birth control, integrate seamlessly into pest management programs, significantly enhancing their effectiveness while reducing reliance on traditional poisons. SenesTech’s mission is to create cleaner cities, more efficient businesses, and healthier communities with products that are humane, effective, and sustainable.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation that a new case study will be published detailing the success of Evolve in almond orchards, including a finding that by slowly placing the Evolve bait further away from the trees it actually lured the rats away from the crop altogether, highlighting the rat’s fondness for the fertility control product; our expectation that our new optimization efforts will further reduce expenses by $2 million on an annualized basis; our anticipation that when coupled with lower cost of goods sold, the new optimization efforts will reduce the revenue target for cash flow breakeven to approximately $7 million annually, compared to $12 million historically; our belief that 2024 has been a transformational year with strong financial results; our belief that the increase in quarterly revenues and quarterly gross margins, coupled with improvement in our operational efficiencies through cost reduction resulted in our smallest quarterly Adjusted EBITDA loss in Company history; our belief that we are advancing towards profitability; our commitment to execute a focused strategy that positions us for sustainable long-term success; our belief that by concentrating on our most impactful growth areas, improving cost-efficiency, and streamlining operations, we are taking decisive steps to accelerate our path to profitability; and our belief that we are well positioned to transform the rodent control market for years to come due to our first mover advantage with a disruptive approach to the multi-billion dollar rodent control market.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. All forward-looking statements contained in

Exhibit 99.1
this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:
Investor Relations: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,307	$5,395
Accounts receivable, net	335	95
Prepaid expenses and other current assets	377	388
Inventory, net	794	795
Total current assets	2,813	6,673
Right to use assets, operating leases	—	210
Property and equipment, net	407	388
Other noncurrent assets	58	22
Total assets	$3,278	$7,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$215	$150
Accrued expenses	278	368
Current portion of operating lease liability	—	217
Current portion of notes payable	56	33
Deferred revenue	12	18
Total current liabilities	561	786
Notes payable, less current portion	206	156
Total liabilities	767	942
Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	138,607	136,263
Accumulated deficit	(136,097)	(129,913)
Total stockholders’ equity	2,511	6,351
Total liabilities and stockholders’ equity	$3,278	$7,293

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenues, net	$501	$295	$1,857	$1,193
Cost of sales	196	166	853	654
Gross profit	305	129	1,004	539
Operating expenses:
Research and development	424	81	1,712	1,228
Selling, general and administrative	1,138	1,784	5,541	7,043
Total operating expenses	1,562	1,865	7,253	8,271
Loss from operations	(1,257)	(1,736)	(6,249)	(7,732)
Other income (expense):
Interest income	8	7	56	26
Interest expense	(7)	(4)	(22)	(4)
Miscellaneous income	1	—	31	—
Other income, net	2	3	65	22
Net loss	$(1,255)	$(1,733)	$(6,184)	$(7,710)
Weighted average shares outstanding — basic and diluted	1,029,592	35,603	697,974	66,986
Loss per share — basic and diluted	$(1.22)	$(48.68)	$(8.86)	$(115.10)

SenesTech Inc.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net loss (as reported, GAAP)	$(1,255)	$(1,733)	$(6,184)	$(7,710)
Non-GAAP adjustments:
Interest income, net	(1)	(3)	(34)	(22)
Stock-based compensation expense	80	88	326	555
Severance costs	-	(1)	13	119
Gain on sale of assets	-	-	(28)	—
Depreciation expense	41	31	156	135
Total non-GAAP adjustments	120	115	433	787
Adjusted EBITDA loss (non-GAAP)	$(1,135)	$(1,618)	$(5,751)	$(6,923)